EXHIBIT 99.1

[VIVUS LETTERHEAD]

FOR IMMEDIATE RELEASE

Investors contact: Louis Villalba
(650) 934-5315
Villalba@vivus.com

VIVUS ANNOUNCES CHANGES IN MANAGEMENT TEAM

MOUNTAIN VIEW, Calif. —AUGUST 10, 2004—VIVUS, Inc. (Nasdaq NM: VVUS) today announced changes to its senior management team. Effective immediately, Peter Tam has been promoted to the position of senior vice president of product and corporate development. In his expanded role, Peter will have the responsibility of providing day–to–day strategic direction and management for clinical research, R&D, regulatory, and corporate development. Additionally, VIVUS announced that Larry Strauss has resigned as chief financial officer (CFO) to pursue other interests. VIVUS has engaged an executive search firm to assist in the recruitment of a new CFO.

“I want to thank Larry for his contributions and wish him well as he takes this next step in his career,” said Leland F. Wilson, president and CEO of VIVUS. “I am pleased to promote Peter to his new senior vice president position. Peter has been a pivotal member of the clinical and business development team at VIVUS for the past ten years.”

Mr. Tam was previously vice president of strategic planning and corporate development. Prior to joining VIVUS, Mr. Tam held various research and clinical development positions at Genentech from 1991 through 1993 and XOMA Corporation from 1987 to 1991. Mr. Tam received a bachelor’s degree in chemistry from University of California Berkeley in 1986 and his master“s in business administration at Santa Clara University in 2000.

About VIVUS

VIVUS is a specialty pharmaceutical company focused on research, development and commercialization of products to restore sexual function. In addition to currently marketed therapies, VIVUS has a strong pipeline that includes both new and existing chemical compounds that can be developed to address unmet medical needs. VIVUS’ business strategy applies the Company’s scientific and medical expertise to identify, develop and commercialize therapies that restore sexual function. For more information, please visit the Company's Web site at: www.vivus.com.